                                   Exhibit 3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  AVNET, INC.

                            UNDER SECTION 805 OF THE
                            BUSINESS CORPORATION LAW

It is hereby certified that:

FIRST: The name of the corporation is AVNET, INC. The corporation was formed under the name of AVNET ELECTRONIC SUPPLY CO., INC.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1955.

THIRD: Article III of the certificate of the incorporation of the corporation, relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which such shares are divided, is hereby amended to increase the aggregate number of shares which the corporation shall have the authority to issue from 63,000,000 shares, consisting of 3,000,000 shares of Preferred Stock of the par value of $1.00 per share and 60,000,000 shares of Common Stock of the par value of $1.00 per share, to 123,000,000 shares, consisting of 3,000,000 shares of Preferred Stock of the par value of $1.00 per share and 120,000,000 shares of Common Stock of the par value of $1.00 per share.

     FOURTH: In order to effect the foregoing amendment, the first paragraph of
Article III of the corporation's certificate of incorporation is hereby amended and restated in its entirety to read as follows:

     "III. The aggregate number of shares which the Corporation shall have the authority to issue shall be one hundred twenty-three million (123,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and one hundred twenty million (120,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock."

     FIFTH: The foregoing amendment does not provide for any change of shares and does not reduce the corporation's stated capital.

     SIXTH: The foregoing amendment of the certificate of incorporation was authorized by a vote at a meeting of the corporation's Board of Directors, followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the corporation.

     IN WITNESS WHEREOF, the undersigned have subscribed this certificate on this 11th day of August 1998, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by the undersigned and are true and correct.




                                       /s/ Raymond Sadowski
                                       ----------------------------------------
                                       Raymond Sadowski
                                       Senior Vice President



                                       /s/ David R. Birk
                                       ----------------------------------------
                                       David R. Birk
                                       Secretary